Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALUMIS INC.

Alumis Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (the “DGCL”), hereby certifies that:

ONE:           The name of this corporation is Alumis Inc. The original name of this corporation was “FL2021-001, Inc.” and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 29, 2021.

TWO:         The Amended and Restated Certificate of Incorporation of this corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation, as previously amended or supplemented.

THREE:      This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this corporation.

FOUR:        This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 228, 242 and 245 of the DGCL.

The Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on July 1, 2024.

Alumis Inc.

By:	/s/ Martin Babler
Martin Babler
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALUMIS INC.

I.

The name of the corporation is Alumis Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Hwy, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A.            The Corporation is authorized to issue three classes of stock to be designated, respectively, “Voting Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 550,000,000 shares. Of such shares, 492,815,092 shares shall be Voting Common Stock, each having a par value of $0.0001, 7,184,908 shares shall be Non-Voting Common Stock, each having a par value of $0.0001, and 50,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

B.            Immediately upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Class A Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Voting Common Stock. Immediately upon the Effective Time, each share of the Corporation’s Class B Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Non-Voting Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Class A Common Stock or Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Voting Common Stock or Non-Voting Common Stock, respectively, without the need for surrender or exchange thereof.

C.            The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

D.            The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

E.             Each outstanding share of Voting Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Voting Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). Shares of Voting Common Stock shall not be certificated, but shall instead be held in book-entry form on the books and records of the Corporation.

F.             Except as otherwise required by law, holders of Non-Voting Common Stock shall not be entitled to vote on any matter, including any matter on which the holders of Voting Common Stock or Preferred Stock shall be entitled to vote, and shares of Non-Voting Common Stock shall not be included in determining the number of shares of Common Stock voting or entitled to vote on any such matters. Shares of Non-Voting Common Stock shall not be certificated, but shall instead be held in book-entry form on the books and records of the Corporation.

G.            Except as expressly set forth in this Article IV with respect to voting rights only and as set forth in Article V, the Non-Voting Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Voting Common Stock. If the Corporation in any manner subdivides or combines the shares of Voting Common Stock, then the shares of Non-Voting Common Stock will be subdivided or combined in the same proportion and manner, and if the Corporation in any manner subdivides or combines the shares of Non-Voting Common Stock, then the outstanding shares of Voting Common Stock will be subdivided or combined in the same proportion and manner.

V.

Subject to the terms of this Article V, shares of Non-Voting Common Stock shall be convertible into a corresponding number of Voting Common Stock upon written notice by the holder thereof.

A.            Notwithstanding anything to the contrary herein (but subject to Section B of this Article V), no holder of Non-Voting Common Stock shall be entitled to receive, and the Corporation shall not deliver to any such holder, any Voting Common Stock upon conversion of the Non-Voting Common Stock to the extent (but only to the extent) that, after such receipt, such converting holder and its Affiliates (as defined below) (together, the “Related Holders”) would beneficially own in the aggregate, directly or indirectly, shares of Voting Common Stock in excess of 4.99% of such shares outstanding at such time (the “Section 16 Limitation”). Notwithstanding the foregoing, any holder of Non-Voting Common Stock may elect to increase the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) upon 61 days’ prior written notice of such election to the Corporation and may decrease the Beneficial Ownership Limitation applicable to such holder (and only such holder and its Related Holders) at any time upon providing written notice of such election to the Corporation.

B.            For avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Voting Common Stock in excess of the Section 16 Limitation without taking into account the conversion of Non-Voting Common Stock, then none of the Non-Voting Common Stock shall be convertible until such time as the Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Voting Common Stock in excess of the Section 16 Limitation. Any conversion notice provided by a converting holder under this Article V shall constitute the holder’s acknowledgement and confirmation to the Corporation that (i) the acquisition of the shares of Voting Common Stock sought in the conversion notice will not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Voting Common Stock than permitted by the Section 16 Limitation and (ii) any Voting Common Stock to which the holder would be entitled but for the Section 16 Limitation will remain Non-Voting Common Stock. Any purported delivery of shares of Voting Common Stock upon conversion of Non-Voting Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Voting Common Stock than permitted by the Section 16 Limitation. Before any holder shall be entitled to exchange any shares of such Non-Voting Common Stock pursuant to this provision, such holder shall give written notice to the Corporation at its principal corporate office, of the election to exchange the same and shall state therein the name or names in which the certificate or certificates for shares of Voting Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to the holder, or to the nominee or nominees of such holder, a certificate or certificates (unless shares of Voting Common Stock are then maintained in book-entry form) for the number of shares of Voting Common Stock to which such holder shall be entitled as aforesaid. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such written notice, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Each share of Non-Voting Common Stock that is exchanged pursuant to this Section B of Article V shall be retired by the Corporation and shall not be available for reissuance. Within two business days of any request by a holder of Non-Voting Common Stock, the Corporation shall inform such holder in writing of the then current number of outstanding shares of Voting Common Stock and Non-Voting Common Stock.

C.            Any shares of Non-Voting Common Stock shall be exchanged for a corresponding number of fully paid and nonassessable shares of Voting Common Stock immediately upon request following a Non-Affiliate Transfer. A “Non-Affiliate Transfer” shall mean a transfer of shares of Non-Voting Common Stock to any Person (as defined below) that is not an Affiliate of a holder of the Non-Voting Common Stock immediately following the issuance thereof. The Corporation shall, upon the request of each such holder and a certification from such transferee holder of such holder’s non-affiliation with the original holder of such Non-Voting Common Stock, issue and deliver to such holder new certificates (unless shares of Voting Common Stock are then maintained in book-entry form) representing such non-Affiliate holder’s shares of Voting Common Stock. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such request and certification, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. Each share of Non-Voting Common Stock that is exchanged pursuant to this Section C of Article V shall be retired and canceled by the Corporation and shall not be available for reissuance.

D.            The following terms used in this Article V shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation/n, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund or account or registered investment company now or hereafter existing which is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class or series thereof, as the case may be, it is further provided that:

A.            Management of Business.

Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.            Board of Directors.

Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article VI. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the Effective Time, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Time, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Time, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall remove or shorten the term of any incumbent director.

C.            Removal of Directors.

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

D.            Vacancies and Newly Created Directorships.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

E.            Preferred Stockholders’ Election Rights.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A. of Article VI hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.            Bylaw Amendments.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation (as amended and/or restated, from time to time, the “Bylaws”), or any provision or provisions thereof, without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

G.            Stockholder Actions.

1.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2.            Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

3.            Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

4.            Advance notice of stockholder nominations for the election of directors and other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided by the Bylaws.

VII.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Section VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any amendment, modification or repeal of this Section VII shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

VIII.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Article VIII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, any officer or director of the Corporation, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

IX.

A.            Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

B.            The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article IX, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

C.            Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Articles VI, VII and VIII and this Article IX; and; and (ii) neither paragraph E. or F. of Article IV nor Article V nor this proviso of paragraph C. of Article IX shall be altered, amended or repealed (whether by merger, consolidation, conversion or otherwise) without the unanimous vote of the holders of the outstanding shares Non-Voting Common Stock.

X.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

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